Exhibit 2.2

10 SNOW HILL | LONDON | EC1A 2AL

www.traverssmith.com

DATED      April 2015

(1) ARRIS GROUP, INC.

(2) ARCHIE ACQ LIMITED

(3) PACE PLC

CO-OPERATION AGREEMENT

THIS AGREEMENT is made on      April 2015

BETWEEN:

(1)	ARRIS GROUP, INC., a company incorporated in the State of Delaware and whose head office is at 3871 Lakefield Drive, Suwanee GA 30024, United States of America (“Arris”);

(2)	ARCHIE ACQ LIMITED, a company incorporated in England and Wales with company number 09551763and whose registered office is at 20-22 New Bedford Row, London, WC1R 4JS, United Kingdom(“New Arris”); and

(3)	PACE PLC, a company incorporated in England and Wales with company number 01672847 and whose registered office is at Victoria Road, Saltaire, BD18 3LF, United Kingdom (“Pace”),

together referred to as the “Parties” and each as a “Party” to this Agreement.

RECITALS:

(A)	Arris, through one of its wholly-owned Affiliates, New Arris, intends to announce a firm intention to acquire the entire issued and to be issued share capital of Pace on the terms and subject to the conditions referred to in this Agreement and set out in the 2.7 Announcement.

(B)	The Acquisition is intended to be effected by way of a scheme of arrangement (“Scheme”) under sections 895 to 899 of the UK Companies Act provided that, as set out in the 2.7 Announcement, Arris and New Arris reserve the right, with Pace’s prior consent, to elect to implement the Acquisition (as defined below) by means of an Offer (as defined below).

(C)	Immediately subsequent to the completion of the Acquisition, a wholly-owned subsidiary of New Arris will be merged with and into Arris, with Arris continuing as the surviving entity, in a transaction in which the Arris Shareholders will receive ordinary shares of New Arris in exchange for their Arris Shares (the “Merger”), and, as a result of the Merger, Arris will become a wholly-owned subsidiary of New Arris.

(D)	The Parties have agreed to enter into this Agreement to record their respective obligations to regulate the basis on which they are willing to implement the Acquisition and Merger.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	in this Agreement (including Schedule 2 (Pace Share Plans) but not Schedule 1 (2.7 Announcement)) each of the following words and expressions shall have the following meanings:

“2.7 Announcement”	means the press announcement detailing the terms and conditions of the Acquisition to be made pursuant to Rule 2.7 of the Code, in the form set out in Schedule 1 (2.7 Announcement);

“Acquisition”	means the proposed acquisition by New Arris of the entire issued and to be issued share capital of Pace not owned by Arris or an Affiliate of Arris, to be implemented by means of the Scheme or, should New Arris so elect with the consent of the Panel and Pace (in accordance with the terms of this Agreement), by means of the Offer;

“Act”	means the Companies Act 2006, as amended;

“Advisers”	means in relation to Arris and New Arris, (i) Herbert Smith Freehills LLP, (ii) Troutman Sanders LLP, (iii) Hogan Lovells LLP;,and (iv) Evercore, and in relation to Pace, (i) Travers Smith LLP, (ii) Paul, Weiss, Rifkind, Wharton & Garrisson LLP and (iii) J.P. Morgan Limited;

“Affiliate”	in relation to a Party, means any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of over fifty (50) per cent of the voting securities or the right to appoint over fifty (50) per cent of the relevant Board by contract or otherwise;

“Agreement”	means this agreement executed and delivered as a deed, as amended, amended and restated or supplemented from time to time in accordance with its terms including the Schedules hereto;

“Arris Adverse Recommendation Change”	means any failure to include the Arris Recommendation in the Joint Proxy Statement (including an announcement by Arris that it will not convene the Arris Shareholders Meeting), or any withdrawal or qualification without Pace’s consent of the Arris Recommendation, it being understood that the following shall not constitute an Arris Adverse Recommendation Change: any holding statement(s) (including the mere issuance of a public communication that is similar in nature to a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or similar disclosure or communication) issued by the Arris Board to Arris Shareholders following a change of circumstances so long as (i) any such holding statement contains an express statement that such recommendation is not withdrawn and does not contain a statement that the Arris Board intends to withdraw such recommendation; and (ii) if the Arris Board publicly clarifies that it maintains the Arris Recommendation before the date falling five (5) Business Days prior to the Arris Shareholders Meeting;

“Arris Directors”	means the directors of Arris from time to time;

“Arris Group”	means Arris and its subsidiaries and subsidiary undertakings from time to time (which, for the avoidance of doubt, shall exclude Pace or any other member of the Pace Group but include New Arris);

“Arris Recommendation”	means the unanimous and unconditional recommendation by the Board of Arris to adopt the Merger Agreement;

“Arris Responsible Officers”	means, collectively those officers of Arris and New Arris required by the Panel to take responsibility for the Scheme Document;

“Arris Shares”	means the shares of common stock, par value $0.01 per share of Arris;

“Arris Shareholders”	means holders of Arris Shares;

“Arris Shareholders Approval”	the adoption by Arris Shareholders of the Merger Agreement by the affirmative vote of the majority of the outstanding stock of Arris entitled to vote thereon as required by Section 251 of the General Corporation Law of the State of Delaware;

“Arris Shareholders Meeting”	the meeting of Arris Shareholders (such meeting, as adjourned or postponed in accordance with the terms of this Agreement) called for the purpose of obtaining the Arris Shareholders Approval;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks in the City of London and New York are open for business generally;

“Clearances”	means all consents, approvals, clearances, permissions, waivers and/or filings that are necessary or desirable as determined by Arris (acting reasonably) in order to satisfy the Regulatory Conditions including the SEC Clearance and also the expiry of all waiting periods, the expiry of which will be required under the laws, regulations or practices applied by any Relevant Authority in connection with the implementation of the Acquisition in order to satisfy the Regulatory Conditions, and any reference to Clearances having been “satisfied” shall be construed as meaning that the foregoing have been obtained or, where appropriate, made or expired in accordance with the relevant Regulatory Condition;

“Code”	means the City Code on Takeovers and Mergers;

“Conditions”	means the conditions to completion of the Scheme and the Acquisition set out in Appendix I to the 2.7 Announcement with such consequential amendments as may be reasonably necessary as a result of any election by New Arris to implement the Acquisition by way of Offer;

“Confidentiality Agreement”	means the confidentiality agreement as amended and restated between Arris and Pace on 20 April 2015;

“Continuance Period”	means the period between the date of the 2.7 Announcement and the earliest to occur of: (i) the Effective Date; and (ii) the date of termination of this Agreement in accordance with clause 12;

“Court”	means the High Court of Justice in England and Wales;

“Court Meeting”	means the meeting or meetings of Scheme Shareholders to be convened pursuant to an order of the Court under section 896 of the Act for the purposes of considering and, if thought fit, approving the Scheme (with or without any amendment approved or imposed by the Court and agreed to by Pace and New Arris) notice of which shall be contained in the Scheme Document, including any adjournment, postponement or reconvention of any such meeting;

“Effective Date”	means the date upon which:

(a) the Scheme becomes effective in accordance with its terms; or

(b) if New Arris elects to implement the Acquisition by way of the Offer, the Offer becomes or is declared unconditional in all respects;

“Exchange Act”	means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Form S-4”	shall have the meaning given that term in Clause 2.9.1;

“General Meeting”	means the meeting of shareholders of Pace to be convened for the purpose of considering, and if thought fit, approving the shareholder resolutions necessary to enable Pace to implement the Scheme, including a resolution amending the articles of association of Pace;

“Group”	in relation to any person, means its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any such holding company;

“Guarantee”	has the meaning given to it in clause 9.1;

“Joint Proxy Statement”	has the meaning set out in clause 2.9.1;

“Law”	means any applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, directives, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Relevant Authority;

“Long Stop Date”	means 22 April 2016;

“Merger Agreement”	means the agreement in a form agreed between the Parties prior to the date of this Agreement and initialled by the Parties, to be entered into to implement the Merger between Arris, New Arris, Archie U.S. Holdings LLC., and Archie U.S. Merger LLC;

“Nasdaq”	means the Nasdaq Global Market;

“New Arris Shares”	means the ordinary shares in New Arris, to be issued in the Merger and allocated pursuant to the Scheme or the Offer (as the case may be);

“Notice”	has the meaning given to that term in Clause 14.1 (Notices);

“Offer”	should New Arris elect to effect the Acquisition by way of a takeover offer (as that term is defined in section 974 of the Act), means the offer to be made by New Arris, for all of Pace Shares (not already owned by New Arris or any associate (as that term is defined in Section 988 of the Act) of New Arris) on the terms and subject to the conditions to be set out in the related Offer Document and form of acceptance including, where the context requires, any subsequent revision, variation, extension or renewal thereof;

“Offer Document”	means the document which would be despatched to (amongst others) holders of Pace Shares pursuant to which the Offer would be made if New Arris elects to implement the Acquisition by means of an Offer in accordance with the terms of this Agreement;

“Pace Board”	the board of directors of Pace from time to time;

“Pace Directors”	means the directors of Pace from time to time;

“Pace Group”	means Pace and its subsidiaries and subsidiary undertakings from time to time;

“Pace Recommendation”	means the unanimous and unqualified recommendation by the Pace Directors to (i) Scheme Shareholders to vote in favour of the Scheme and the Scheme Resolutions (including any resolutions required to approve and implement the Acquisition) when presented to such holders or (ii) Pace Shareholders to accept the Offer if Arris elects to proceed with the Offer in accordance with the terms of this Agreement;

“Pace Shareholders”	means the holders of Pace Shares from time to time;

“Pace Shares”	means the ordinary shares of 5 pence each in the capital of Pace;

“Panel”	means the UK Panel on Takeovers and Mergers;

“Permitted Customer Activity”	means customer contracts entered into in the ordinary course of business;

“Personnel”	in relation to any person, means its board of directors, members of their immediate families, related trusts and persons acting in concert with them, as such expressions are construed in accordance with the Code;

“Proceedings”	has the meaning given to that term in clause 16.2 (Governing law and jurisdiction);

“Regulatory Conditions”	means the conditions to the Scheme (or the Offer, as the case may be) which are set out in paragraphs 3(b), 3(c), 3(d), 3(e), 3(f), 3(g), 3(h), 3(i) and 3(j) as set out in Appendix I to the 2.7 Announcement;

“Relevant Authority”	means any court, tribunal, government or governmental, quasi-governmental, supranational, statutory, regulatory, self-regulatory, environmental or investigative body, person, court, trade or regulatory agency, authority, association or institution or any competition, antitrust or supervisory body, in each case in any jurisdiction;

“Representative”	means, in relation to each Party, its Advisers, directors, officers, employees, agents and consultants, and any individuals seconded to work for such Party (including persons who, at the relevant time, occupied such position);

“Sanction Date”	means the date the Court sanctions the Scheme, pursuant to Section 899 of the Act;

“Sanction Hearing”	means the Court hearing at which Pace will seek an order sanctioning the Scheme, pursuant to Section 899 of the Act including any adjournment thereof;

“Scheme”	means the scheme of arrangement proposed to be made under Sections 895 to 899 of the Act between Pace and the Scheme Shareholders to be contained in the Scheme Document, the principal terms of which are set out in the 2.7 Announcement, with or subject to any modification, amendment, revision, addition or condition approved or imposed by the Court and agreed to by Pace and Arris;

“Scheme Document”	means, where the Acquisition is being implemented by way of the Scheme, the document to be despatched to, among others, the Pace Shareholders in connection with the Scheme which will contain, among other things, the terms and conditions of the Scheme;

“Scheme Meetings”	means the Court Meeting and the General Meeting;

“Scheme Record Time”	means the time and date to be specified in the Scheme Document;

“Scheme Resolutions”	means the resolutions to be proposed at the Scheme Meetings as set out in the notices of those meetings;

“Scheme Shareholders”	means holders of Scheme Shares;

“Scheme Shares”	means Pace Shares in issue on the date of the Scheme Document together with any further Pace Shares (if any) issued after the date of dispatch of the Scheme Document and prior to the Voting Record Time, other than any Pace Shares held by Arris or any Affiliate of Arris;

“SEC”	means the U.S. Securities and Exchange Commission;

“SEC Clearance”	means the clearance by the SEC of the Joint Proxy Statement and the declaration by the SEC of the effectiveness of the Form S-4;

“Securities Act”	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Service Document”	means a claim form, application notice, order or judgment or other document relating to any Proceedings;

“Shareholder Approval Long Stop Date”	means the Business Day prior to the date on which the Scheme Meetings are held (or the adjourned Scheme Meetings are held);

“US$” or “US dollars”	means the lawful currency of the United States;

“VAT”	means, within the European Union, such taxation levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and elsewhere, any taxation levied by reference to value added or sales; and

“Voting Record Time”	means 6.00 p.m. (London time) on the day prior to the day immediately before the date of the Court Meeting or any adjournment, postponement or reconvention thereof.

1.2	In this Agreement (including the Schedules other than Schedule 1 (2.7 Announcement)), except where the context otherwise requires:

1.2.1	terms and expressions used but not expressly defined in this Agreement shall, unless the context otherwise requires, have the meanings given in the 2.7 Announcement;

1.2.2	words in the singular shall include the plural and vice versa;

1.2.3	a reference to a “person” shall include a reference to an individual, an individual’s executors or administrators, a partnership, a firm, a body corporate, an unincorporated association, government, state or agency of a state, local or municipal authority or government body, a joint venture or association (in any case, whether or not having separate legal personality);

1.2.4	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.5	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight, London time;

1.2.6	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

1.2.7	the headings in this Agreement are for convenience only and shall not affect its interpretation;

1.2.8	a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented from time to time;

1.2.9	terms defined in the Act and not expressly defined in this Agreement, including the expressions, “holding company”, “subsidiary” and “subsidiary undertaking” shall, unless the context otherwise requires, have the meaning ascribed to it by the Act; and

1.2.10	except where this Agreement provides otherwise, obligations, covenants, warranties, representations and undertakings expressed to be assumed or given by two or more persons shall in each case be construed as if expressed to be given jointly and severally.

1.3	The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

2.	IMPLEMENTATION OF THE ACQUISITION

General

2.1	During the Continuance Period, each of Arris and New Arris undertakes to Pace to keep Pace reasonably informed of the progress towards satisfaction (or otherwise) of any Condition and if it is aware, or becomes aware, of any matter which it believes to be material in the context of the satisfaction of any of the Conditions such that Arris determines (acting reasonably) that the relevant Condition becomes or is reasonably likely to become incapable of satisfaction or Arris intends to invoke the Condition in accordance with the terms of the Scheme or the Offer, Arris shall give Pace written notice of such matter and, prior to New Arris exercising any right it may have under clause 12.1.2(1), provide Pace with reasonable opportunity to remedy such matter (to the extent the matter is capable of being remedied).

2.2	Where the Acquisition is being implemented by way of the Scheme, each of Arris and New Arris undertakes that before the Sanction Hearing, they shall deliver a notice in writing to Pace either:

2.2.1	confirming the satisfaction or waiver of all Conditions (other than the Condition set forth in 1(c) and 2(c)of Appendix I to the 2.7 Announcement (Scheme Approval)); or

2.2.2	if applicable, confirming New Arris’s intention to invoke a Condition,

and, if clause 2.2.2 applies, it shall also provide to Pace at the same time in writing reasonable details of the event which has occurred, or circumstance which has arisen, which it considers as being sufficiently material for the Panel to permit New Arris to invoke any of the Conditions.

2.3	To the extent that the Acquisition is being implemented by means of the Scheme, subject to the provisions of this Agreement, each of Arris and New Arris will instruct counsel to appear on its behalf at the Sanction Hearing and will undertake to the Court to be bound by the terms of the Scheme insofar as it relates to them. If the Acquisition is implemented by way of an Offer the obligations of the Parties pursuant to this clause 2 relating to the Scheme or Scheme Document shall be of no force and effect.

2.4	If the Acquisition is being implemented by means of the Scheme, to the extent that Pace provides Arris with drafts and revised drafts of the Scheme Document for review and comment and, where comments have been provided to Pace, to the extent Pace takes into account Arris’s reasonable comments in respect of such drafts and revised drafts, Arris undertakes:

2.4.1	to provide to Pace for the purposes of inclusion in the Scheme Document all such information about Arris, New Arris, the other members of the Arris Group and their respective Personnel as may reasonably be required by Pace (having regard to the Code and applicable regulations) for inclusion in the Scheme Document (including all information that would be required under the Code or applicable regulations); and

2.4.2	to procure that the Arris Responsible Officers accept responsibility for all information included in the Scheme Document (and any variation or amendment to the Scheme Document) with the approval of Arris and New Arris other than information which they are not required to accept responsibility for under the Code.

2.5	If any supplemental circular or document is required to be published in connection with the Scheme or, subject to the prior written consent of Arris, any variation or amendment to the Scheme, Arris shall promptly provide such co-operation and information necessary to comply with Law and all regulatory provisions) as Pace may reasonably request in order to finalise such document.

2.6	Each of Arris and New Arris undertakes to Pace:

2.6.1	subject to the Joint Proxy Statement having been cleared by the SEC, to use reasonable endeavours to duly call, give notice of, convene and hold the Arris Shareholders Meeting for the purpose of obtaining the Arris Shareholders Approval by no later than the Shareholder Approval Long Stop Date, save as permitted in clause 2.6.2, it being understood that the obligations of Arris pursuant to this clause 2.6 shall be extinguished by the making of any Arris Adverse Recommendation Change or any Condition becoming incapable of satisfaction by the Long Stop Date or being invoked (and the Panel having agreed that such Condition is incapable of satisfaction or invocation (as the case may be) and is not required to be waived) in accordance with the Scheme Document or the Offer Document (as applicable);

2.6.2	that it shall be entitled to adjourn or postpone the Arris Shareholders’ Meeting:

(a)	up to on or before the Shareholder Approval Long Stop Date, only:

(1)	with the prior written consent of Pace (such consent not to be unreasonably withheld, conditioned or delayed, it being acknowledged that it would be unreasonable to withhold or delay such consent in the case of an adjournment of Scheme Meetings); or

(2)	if at the time for which the Arris Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient Arris Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Arris Shareholders’ Meeting, in which case the meeting shall be adjourned for a reasonable period of time; or

(3)	for a reasonable period of time, to allow additional time for solicitation of proxies if necessary to obtain the Arris Shareholders Approval; or

(4)	to allow reasonable additional time for the filing and distribution to Arris Shareholders prior to the Arris Shareholders Meeting of any supplemental or amended disclosure which the Arris Board has determined in good faith, is required;

(b)	after the Shareholder Approval Long Stop Date, only with the prior written consent of Pace.

Preparation of Arris Shareholder Communications

2.7	Each of Arris and New Arris undertakes to Pace to provide Pace with drafts and revised drafts of any written communication or other documentation to be issued by Arris or New Arris to Arris or Pace Shareholders in connection with the Acquisition (including for the avoidance of doubt the Form S-4 and in the case the Acquisition is implemented by way of Offer, any Offer Document, UK Prospectus or registration requirement on the Form S-4 that may be required and any amendments or supplements thereto but excluding announcements by Arris in connection with the Acquisition which will be dealt with in accordance with clause 8) (the “Arris Shareholder Communication”) for review and comment at such time as will allow Pace a reasonable opportunity for such review and comment and Arris and New Arris shall take into account Pace’s reasonable comments in respect of such drafts and revised drafts.

Switching to an Offer and Scheme Process

2.8	Arris and New Arris shall be entitled, with the consent of the Panel, to implement the Acquisition by way of the Offer rather than the Scheme (such an election being a “Switch”) but only where Pace provides its prior written consent (such consent not to be unreasonably withheld or delayed, it being acknowledged by the Parties that objecting to any conditions to an Offer which are identical to the Conditions in the 2.7 Announcement (other than Conditions 1 and 2) shall not be reasonable).

Preparation of Joint Proxy Statement/Prospectus.

2.9	Each of Arris and New Arris undertakes to Pace to:

2.9.1

as promptly as reasonably practicable, to the extent that Pace provides all co-operation reasonably requested by Arris and New Arris in connection therewith and subject to Pace providing the information required for the Form S-4 (as defined below) in accordance with clause 3.4, prepare and cause to be filed with the SEC (a) preliminary proxy materials, which shall comprise (i) a Scheme Document and (ii) a proxy statement relating to the matters to be submitted to Arris Shareholders (such proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (b) a registration statement on Form S-4 (of which the Joint Proxy Statement is a part) with respect of the New Arris Shares to be issued in the Acquisition and the Scheme (the “Form S-4”) unless Arris determines (acting reasonably) that a registration statement is not required; and

2.9.2	promptly notify Pace (and/or its nominated Advisers) of any oral comments and provide copies of any written communications (including written comments or requests for additional information received from the SEC) sent to or received from the SEC in relation to the Form S-4;

2.9.3	without prejudice to clause 2.6, use reasonable endeavours (a) to have the Joint Proxy Statement cleared by the SEC and the Form S-4 declared effective as soon as reasonably practicable after the date of this Agreement, (b) to keep the Form S-4 effective as long as is necessary to consummate the Acquisition and the Merger and (c) to mail the Joint Proxy Statement to Arris Shareholders as promptly as possible after the Form S-4 is declared effective, after having established as expeditiously as possible a record date for the Arris Shareholders Meeting and commenced a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith and to the extent that Pace provides all co-operation reasonably requested by Arris in connection therewith;

2.9.4	use reasonable endeavours to take any action required to be taken by it under any applicable U.S. state securities Laws in connection with the Acquisition or the Merger, and furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action; and

2.9.5	advise Pace, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the New Arris Shares issuable in connection with the Acquisition and the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4.

2.10	If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents, when taken as a whole, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed by Arris or New Arris with the SEC and, to the extent required by Law, disseminated to Arris Shareholders and Pace Shareholders and Pace shall provide all assistance reasonably requested by Arris or New Arris for the purposes of enabling Archie to comply with its obligations under this clause 2.10.

Merger Agreement

2.11	Arris and New Arris undertake to, and shall procure that Archie U.S. Holdings LLC and Archie U.S. Merger LLC shall, promptly enter the Merger Agreement after the execution and delivery of this Agreement. Without the prior written consent of Pace (which shall not be unreasonably withheld, conditioned or delayed), Arris and New Arris shall procure that (a) no amendments shall be made to the Merger Agreement that are adverse to the holders of Pace Shares or which are otherwise material, (b), the Merger Agreement shall not be terminated by any party to the Merger Agreement; and (c) the parties to the Merger Agreement shall comply with their respective obligations thereunder.

3.	UNDERTAKINGS TO OBTAIN CLEARANCES

3.1	Without prejudice to Arris’s obligations to consult and cooperate with Pace set forth in this clause 3, Arris shall, subject to clause 3.2, be responsible for:

3.1.1	obtaining the Clearances; and

3.1.2	contacting and corresponding with the Relevant Authorities in relation to the Clearances.

3.2	For the avoidance of doubt, Arris shall be responsible for making with Pace’s assistance, all antitrust or regulatory filings that are necessary or that Arris deems (acting reasonably) to be necessary or advisable in jurisdictions which require one filing, and each Party will be responsible for making its own filing, or causing its Affiliates as necessary to make their own filings, in those jurisdictions which require each Party to file a separate form and in which Arris deems (acting reasonably) the filings to be necessary or advisable in connection with the Transactions (such as the U.S.).

3.3	Subject to any provision of this Agreement to the contrary, Arris shall have the right to determine the strategy to obtain the Clearances.

3.4	Pursuant to clause 2.9.1 above, Pace undertakes to (i) assist Arris in relation to satisfying the Regulatory Conditions and in communicating with any Relevant Authority in relation to the Clearances including by providing as promptly as reasonably practicable such information and assistance to Arris as Arris may reasonably require for the purposes of obtaining any Clearance and making a submission, filing or notification to any Relevant Authority (including but not limited to producing all documents and information requested by a Relevant Authority in connection with the Transaction as promptly as practicable); and (ii) as promptly as practicable, Pace undertakes, with the assistance of its external accountants, to provide Arris with consolidated audited annual financial statements and unaudited interim financial statements for Pace and its Subsidiaries fulfilling the requirements of Regulation S-X, Item 3-05 under the Securities Act for an acquired business, prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and thereafter will provide Arris such subsequent financial statements as may be required by said Item 3-05.

3.5	Notwithstanding any other provision of this Agreement to the contrary, during the Continuance Period:

3.5.1	Arris and New Arris shall use reasonable endeavours to obtain the Clearances as soon as reasonably practicable;

3.5.2	neither Arris nor New Arris shall, without the prior written consent of Pace, effect or commit to effect any transaction other than any Permitted Customer Activity, which would be reasonably likely to preclude, impede, or prejudice to a material extent obtaining any of the Clearances as described in clause 3.5.1;

3.6	Each Party undertakes to keep the other Parties fully informed of any developments which are material or potentially material to the obtaining of the Clearances, including (without limitation) all material dealings with any Relevant Authority.

3.7	Each Party undertakes to the other Parties, except to the extent that to do so is prohibited by the Relevant Authority or by Law:

3.7.1	to provide the other Parties, as promptly as reasonably practicable and in any event before any applicable deadline or due date, all such information as may reasonably be required by the other Parties to assist in determining in which jurisdictions any merger control, financial regulatory or other filing with a Relevant Authority may be necessary or desirable for the purpose of obtaining the Clearances and to provide all such other assistance as may reasonably be required in connection with obtaining the Clearances, including assistance in connection with such pre-notification contacts with Relevant Authorities as Arris considers desirable or appropriate in the circumstances;

3.7.2	where it considers that it may be necessary or appropriate to make a notification or submission to a Relevant Authority for a regulatory clearance that does not relate to a Clearance (other than the reference to Condition 3(j) in Appendix I to the 2.7 Announcement) but which relates to any regulatory clearance which is the subject matter of Condition 3(j) in Appendix I to the 2.7 Announcement, to provide to the other Parties, as promptly as reasonably practicable and in any event before any applicable deadline or due date and for the avoidance of doubt before any such notification or submission to the Relevant Authority has been made, all such information as may reasonably be required by the other Party to assist its understanding of the reason for the notification or submission in respect of the regulatory clearance;

3.7.3	(a) to provide, or procure the provision of, to the other Party draft copies of all filings, notifications, submissions, responses and significant communications to be made to any Relevant Authority in relation to obtaining any Clearance (but excluding the provision to the other Party of copies of proposed ;large document productions to the Relevant Authority unless specifically requested by the other Party), at such time as will allow the other Party (and its Advisers) a reasonable opportunity to provide comments on such filings, notifications, submissions, responses and communications before they are submitted or sent and (b) only Arris may make or offer any remedy provision to a Relevant Authority in order to obtain Clearances and to the extent practicable Arris will provide any remedy and substantially new proposal in draft form to Pace at least two (2) full Business Days in advance of the submission of such proposal to any Relevant Authority);

3.7.4	to have regard in good faith to and to take due consideration of comments made by the other Party (and its Advisers) on the filings, notifications, submissions, responses and communications provided pursuant to clause 3.7.3;

3.7.5	to promptly notify the other Party (or its Advisers) of and provide copies of all filings, notifications, submissions, responses and communications in the form submitted or sent to any Relevant Authority in relation to obtaining any Clearances but excluding the provision to the other Party or its Advisers of any large document productions to the Relevant Authority unless specifically requested by the other Party, and, in the case of non-written material communications to a Relevant Authority, to promptly provide the other Party (or its Advisers) with reasonable details of such material communications without delay; and

3.7.6	to promptly notify the other Party (or its Advisors) of and provide copies of any material communications (or in the case of non-written material communications, reasonable details of the contents of any such material communications) from any Relevant Authority in relation to obtaining any Clearances.

3.8	There shall be no suspension of, termination of, or other impact on the Acquisition as a result of any merger control or merger control regulatory engagement process that does not relate to a Regulatory Condition save that in the case of Condition 3(j) in Appendix I to the 2.7 Announcement, there shall only be any such suspension of, termination of, or other impact on the Acquisition if such merger control or merger control regulatory engagement process shall otherwise result in the implementation of the Acquisition being void, illegal or unenforceable.

4.	QUALIFICATIONS

4.1	Nothing in clauses 2 and 3 (inclusive) shall require any Party to provide or disclose to the other Parties or any of their respective Advisers, any information or document:

4.1.1	that is commercially or competitively sensitive or confidential or which constitutes a trade secret and, in each case, has not previously been disclosed to the other parties;

4.1.2	that a Party would be prohibited from providing or disclosing to the other Parties by any Regulatory Authority;

4.1.3	in circumstances that would result in the loss or waiver of any privilege that subsists in relation to such information (including legal privilege); or

4.1.4	in circumstances that would result in that Party being in breach of a material contractual obligation.

4.2	Where any of the circumstances referred to in clause 4.1 applies, the Parties shall co-operate and consult with each other and use reasonable endeavours to agree proposals for the disclosure of the relevant information in such manner (including, without limitation, disclosure on an “external counsel only” basis or directly to a Relevant Authority) as will not result in the disclosure:

4.2.1	to another Party of personally identifiable information of a director, officer or employee of the disclosing party or any member of its Group;

4.2.2	to another Party of information which the disclosing party considers to be commercially sensitive;

4.2.3	of any information in breach of Law or the terms of an existing contract; or

4.2.4	of any information in circumstances that would result in the loss of privilege.

5.	CONDUCT OF BUSINESS

5.1	Subject to clauses 5.2 and 5.3, except as expressly contemplated by this Agreement, as consented to in writing by Pace (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, during the Continuance Period, neither Arris nor New Arris shall (and shall procure that no member of the Arris Group shall):

5.1.1	authorise or pay any dividends on or make any distribution in cash or in otherwise with respect to its shares, except that it may pay dividends and other distributions with reference to a record date after the Effective Date (so, that if the Acquisition is completed, the New Arris Shares rank for participation in such dividends and other distributions rateably and equally with all other New Arris Shares then in issue);

5.1.2	other than in the ordinary course of trading and consistent with past practice, allot or issue any shares or any securities convertible into or exchangeable for any shares, or grant any rights, warrants or options to acquire any such shares or any such securities, in each case, that are issued or granted at less than the fair market value of the relevant security on the date of issuance or grant;

5.1.3	consolidate, subdivide or reclassify any of its shares;

5.1.4	other than on arms’ length terms, directly or indirectly, repurchase, redeem or otherwise acquire, cancel or reduce, any of its shares or any rights, warrants or options to acquire such shares;

5.1.5	adopt a plan of complete or partial liquidation or dissolution of Arris, New Arris or any material member of the Arris Group, other than with respect to any reorganisation of the Arris Group which does not provide for or result in any material transfer of assets, rights or liabilities by any member of the Arris Group to an entity which is not a member of the Arris Group; or

5.1.6	agree, resolve or commit to do any of the foregoing.

5.2	Notwithstanding the restrictions in clause 5.1, Arris and New Arris may:

5.2.1	grant options or awards in respect of shares or sell shares to directors, officers and employees, in the normal and ordinary course in accordance with Arris’s employee incentive plans or employee stock purchase plans and consistent with past practice during the previous three years;

5.2.2	issue any shares to the extent necessary to satisfy any such options or awards vesting or due to be settled; and

5.2.3	do anything reasonably required for the purposes of implementing the Merger.

5.3	The restrictions contained in clauses 5.1.1 to 5.1.4 (inclusive) shall not apply to any transaction or arrangement between one member of the Arris Group and another member of the Arris Group in each case including Arris or New Arris.

5.4	Arris agrees that the following matters shall be permitted and shall not contravene Rule 21 of the Code:

5.4.1	the declaration and approval of the Permitted Dividend (as defined in the 2.7 Announcement);

5.4.2	the proposing and passing of any resolutions at the 2015 Annual General Meeting of Pace set out in the notice thereto;

5.4.3	the grant of options and awards as contemplated by Schedule 2;

5.4.4	the issue of any shares or the funding of the Pace plc Employee Benefits Trust to purchase or subscribe for shares, to the extent necessary to satisfy any options or awards as summarised in Schedule 2.

6.	PACE SHARE PLANS

The Parties undertake to comply with the relevant provisions set out in Schedule 2 (Pace Share Plans).

7.	BREAK FEES

7.1	By way of compensation for any loss suffered by Pace in connection with the preparation and negotiation of the Acquisition, this Agreement and any other document relating to the Acquisition, Arris undertakes that on the occurrence of any of the events listed below (each, a “Break Payment Event”), Arris shall pay or shall procure the payment by a member of the Arris Group (provided that such member is not required by Law to make any deductions or withholdings on account of tax from a Break Payment) to Pace an amount (the “Break Payment”) in cash, in US dollars, equal to US$20,000,000 in the event that on or prior to the Long Stop Date:

(a)	on the Long Stop Date, any Regulatory Condition shall not have been satisfied or waived by Arris or New Arris;

(b)	Arris or New Arris invoke any Regulatory Condition; or

(c)

(subject to clause 7.6) an Arris Adverse Recommendation Change has occurred and either (i) the Arris Shareholders Approval has not been obtained at the Arris Shareholders Meeting, (ii) the Arris Shareholders Meeting has not occurred; (iii) the Agreement has been terminated in accordance with clause 12 or (iv) the Acquisition does not complete by the Long Stop Date, but provided that Arris shall have no obligation to pay the Break Payment to Pace: (i) pursuant to clause 7.1(a) or (b) above where the failure to satisfy the Regulatory Condition or the invoking of a Regulatory Condition on or prior to the Long Stop Date is due to a material breach of clause 3 of this Agreement by Pace; or (ii) if Pace withdraws or qualifies its unanimous and unconditional recommendation that Pace shareholders vote in favour of the Scheme (or in the event of a switch to an Offer, they fail to provide or withdraw or qualify their recommendation of an Offer) before a Break Payment Event in clause 7.1 (b) or 7.1(c) occurs. For the avoidance of doubt, in no event shall Arris be obliged to pay or procure the payment of more than one Break Payment and any Break Payment shall be reduced by any amount paid or by any amount payable pursuant to clause 7.5 to Pace.

7.2	Arris shall pay or procure the payment of the relevant Break Payment or Expense Reimbursement Payment by electronic bank transfer to a bank account designated by Pace within seven (7) days of the occurrence of the Break Payment Event (other than in relation to clause 7.1(c)) or the circumstances triggering the Expense Reimbursement Payment or in the event the Break Fee Event relates to clause 7.1(c) the earliest of: (i) the date that the Arris Shareholders vote against the adoption of the Merger Agreement; (ii) any Party terminating the Agreement pursuant to clause 12; or (iii) the Acquisition not completing by the Long Stop Date.

7.3	The Parties acknowledge and agree that, at the date of this Agreement, it is not possible to ascertain the amount of the overall loss that Pace would incur as a result of a Break Payment Event and the Break Payment represents a genuine pre-estimate by the parties of the amount of the overall loss that Pace would incur as a result of such Break Payment Event. The Parties agree that the Break Payment or Expense Reimbursement Payment (as the case may be) shall be Pace’s sole and exclusive remedy in connection with any claim it may have in respect of any or all Break Payment Events or the circumstances giving rise to the Expense Reimbursement Payment and Pace waives the right to bring any other claim in respect of such matter.

7.4	The Parties intend and shall use all reasonable endeavours to secure that the Break Payment or Expense Reimbursement Payment is not treated for VAT purposes as consideration for a taxable supply. If, however, the Break Payment or Expense Reimbursement Payment is treated by H. M. Revenue & Customs or any other tax authority, in whole or in part, as consideration for a taxable supply, then the amount of the Break Payment shall be regarded as inclusive of VAT.

7.5	In the event that the Arris Shareholders Approval is not obtained at the meeting of the Arris Shareholders at a time when no Arris Adverse Recommendation Change has occurred Arris shall indemnify Pace for all costs and expenses (including irrecoverable VAT) reasonably incurred by Pace in connection with the Acquisition up to an aggregate amount not to exceed US$12 million (the “Expense Reimbursement Payment”).

8.	ANNOUNCEMENTS

Prior to satisfaction or waiver (as the case may be) of the Conditions, and unless the Pace Recommendation is not given or is withdrawn or qualified or (in relation to any response made by Arris) where a Pace announcement has been made relating to competing offer for Pace without prior consultation with Arris, in each case except as may be agreed by the Parties, Arris, New Arris or any other member of the Arris Group will provide any public announcement to be made by them in connection with the Acquisition to Pace for review and comment at such time as will allow Pace a reasonable opportunity for such review and comment and Arris and New Arris shall take into account Pace’s reasonable comments in respect of such drafts except where such announcement is required by Law, the Panel, Nasdaq or the rules of any other relevant stock exchange where Arris and New Arris shall only be required to comply with the foregoing to the extent practicable in the time available.

9.	ARRIS GUARANTEE

9.1	Arris irrevocably and unconditionally guarantees to Pace the performance and observance by New Arris of all its obligations under this Agreement (the “Guarantee”).

9.2	The Guarantee is to be a continuing security which shall remain in full force and effect until the obligations of New Arris under this Agreement have been fulfilled or shall have expired in accordance with the terms of this Agreement and the Guarantee is to be, in addition, and without prejudice to, and shall not merge with, any other right, remedy, guarantee or security which Pace may now or hereafter hold in respect of all or any of the obligations of New Arris under this Agreement, provided that in no circumstances shall the Guarantee entitle Pace to recover more than once with respect to the same loss.

9.3	The liability of Arris under the Guarantee shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate New Arris from its obligations hereunder including, without limitation:

9.3.1	any amendment, variation or modification to, or replacement of this Agreement;

9.3.2	the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against New Arris or any other person;

9.3.3	any time or indulgence or waiver given to, or composition made with, New Arris or any other person; or

9.3.4	New Arris becoming insolvent, going into receivership or liquidation or having an administrator appointed.

9.4	The Guarantee shall constitute primary obligations of Arris and Pace shall not be obliged to make any demand on New Arris or any other person before enforcing its rights against Arris under the Guarantee.

9.5	If at any time any one or more of the provisions of the Guarantee is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected if impaired thereby.

10.	TIME OF THE ESSENCE

Any time, date or period referred to in any provision of this Agreement may be extended (subject to the terms of this Agreement) by mutual agreement between Pace and Arris but as regards any time, date or period originally fixed or any time, date or period so extended, time shall be of the essence.

11.	DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

11.1	For six years after the Effective Date, Arris undertakes in favour of Pace and in favour of each of the directors and officers of Pace and each of its subsidiary undertakings as at and prior to the date of this Agreement that Arris shall honour and fulfil provisions in Pace’s and its subsidiary undertakings’ certificates of incorporation, articles of association or similar governing documents (and any indemnity in favour of officers and directors) existing as of the date hereof regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Date.

11.2	Arris acknowledges that Pace may purchase at reasonable cost customary directors’ and officers’ liability insurance cover “tail” policies, for both current and former directors and officers of Pace and any of its subsidiary undertakings, including directors or officers who retire or whose employment is terminated as a result of the Acquisition, for acts or omissions up to and including the Effective Date, in the form of run-off cover for a period of six years following the Effective Date. Such “tail” policies shall be with reputable insurer(s) and provide cover, in terms of amount and breadth, substantially similar cover to that provided under the Pace’s directors’ and officers’ liability insurance as at the date of this Agreement.

12.	TERMINATION

12.1	This Agreement may be terminated as follows:

12.1.1	upon agreement in writing by Arris and Pace at any time prior to completion of the Acquisition;

12.1.2	(1) by Arris or Pace if any Condition is invoked in accordance with the terms of the Scheme or the Offer so as to cause the Acquisition not to proceed (but only in circumstances which constitute “material significance” to Arris for the purposes of Rule 13.5 of the Code, except Conditions 1 or 2 in the 2.7 Announcement or in the case of an Offer, the acceptance condition);

(2) by either Arris or Pace if an Arris Adverse Recommendation Change has occurred;

12.1.3	by either Arris or Pace, by written notice to the other Party, if:

(1)

the Pace Board notifies Arris or publicly states that it no longer recommends (or intends to recommend) that Pace Shareholders vote in favour of the Scheme or Pace fails to include in its Scheme Document a recommendation that Pace Shareholders vote in favour of the Scheme the Pace Directors withdraw or qualify their unanimous and unconditional recommendation that Pace

Shareholders vote in favour of the Scheme (or in the event of a switch to an Offer, they fail to provide, withdraw or qualify their recommendation of an Offer);

(2)	there is an announcement by a third party announcing a firm intention to make an offer for Pace which is recommended by the Pace Board; or

12.1.4	by either Arris or Pace, by written notice to the other Party, if the Effective Date has not occurred by the Long Stop Date.

12.2	Subject to clause 7.3, termination of this Agreement shall be without prejudice to the rights of any of the Parties which have arisen prior to termination.

12.3	Clauses 1, 7 , 12 and 13 to 17 (inclusive) shall survive termination of this Agreement.

13.	REPRESENTATIONS AND WARRANTIES

13.1	Each of Arris, New Arris and Pace represents and warrants to the other Parties that:

13.1.1	it is a company duly organised and validly existing under the laws of its jurisdiction of incorporation;

13.1.2	it has the requisite power and authority to enter into and perform its obligations under this Agreement in accordance with the terms thereof;

13.1.3	this Agreement constitutes its binding obligations in accordance with the terms thereof;

13.1.4	the execution and delivery of, and performance of its obligations under, this Agreement will not:

(1)	result in a breach of any provision of its or its subsidiaries’ constitutional documents;

(2)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound;

(3)	result in a breach of any order, judgment or decree of any court or government authority to which it is a party or by which it is bound; or

(4)	require the approval of its shareholders (other than a shareholder approval referred to in this Agreement).

13.2	Each of the representations and warranties in this Clause 13 (Representations and Warranties) shall be construed as separate and shall not be limited by the others.

14.	NOTICES

14.1

A notice under or in connection with this Agreement (a “Notice”) shall be in writing and shall be delivered personally or recorded delivery mail (or air mail if overseas) or by electronic mail with confirmation, to the Party due to receive the Notice to the relevant address specified in Clause 14.2 (Notices) or to another person or address specified by that Party by written notice to Arris (in the case of Pace) and Pace (in the case of Arris or New Arris) received before the Notice was despatched.

14.2	The address referred to in Clause 14.1 (Notices) is:

14.2.1	in the case of Arris or New Arris:

Address:	3871 Lakefield Drive

SUWANEE

GA

30024

USA

Marked for the attention of:	General Counsel

Email address:	patrick.macken@arris.com

With a copy to:	Gavin Davies

Address:	Herbert Smith Freehills LLP

Exchange House

Primrose Street

London

EC2A 2EG

Email address:	gavin.davies@hsf.com

and	Brink Dickerson

Address:	Troutman Sanders LLP 600 Peachtree Street,
	N.E.Suite	5200
Atlanta, Georgia 30308-2216
USA

Email address:	brink.dickerson@troutmansanders.com

14.2.2	in the case of Pace:

Address:	Victoria Road, Saltaire BD18 3LF

Marked for the attention of:	Mike Pulli

Email address:	mike.pulli@pace.com

With a copy to:	Anthony Dixon

Address:	Pace plc, Victoria Road, Saltaire BD18 3LF

Email address:	anthony.dixon@pace.com

and	Spencer Summerfield

Address:	Travers Smith LLP 10 Snow Hill, London EC1A 2AL

Email address:	spencer.summerfield@traverssmith.com

14.3	A Notice given under Clause 14 (Notices) shall conclusively be deemed to have been received:

14.3.1	at the time of delivery if delivered personally or by electronic mail with confirmation;

14.3.2	one Business Day after posting if sent by recorded delivery mail; and

14.3.3	five Business Days after posting if sent by air mail,

15.	GENERAL

15.1	The provisions of this Agreement may be modified or amended only by written agreement of the Parties.

15.2	Each Party acknowledges and agrees that damages may not be an adequate remedy for any breach or threatened breach by it of this Agreement and that any Party who is not in breach shall be entitled without proof of special damage to seek injunctive relief and other equitable remedy (including specific performance),

15.3	No Party may assign (whether absolutely or by way of security and whether in whole or in part), transfer, mortgage, charge, declare itself a trustee for a third party of, or otherwise dispose of (in any manner whatsoever) the benefit of this Agreement or subcontract or delegate in any manner whatsoever its performance under this Agreement (each of the above a “dealing”) and any such purported dealing in contravention of this clause 15.3 (General) shall be ineffective.

15.4	With the exception of the persons in whose favour the undertaking by Arris in clause 11 (Directors’ and Officers’ Liability Insurance) is made, a person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

15.5	The provisions of this Agreement are supplemental to, and shall not prejudice, the terms of the Confidentiality Agreement which shall remain in full force and effect. This Agreement, together with the Confidentiality Agreement, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto.

15.6	Each of the provisions of this Agreement are severable. If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected. If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction but would be valid, binding and enforceable if some part of the provision were deleted or amended, then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable in that instance under the Law of that jurisdiction without affecting the validity or enforceability of the remaining provisions of the Agreement under the Laws of that jurisdiction or of that provision under the Laws of any other jurisdiction.

15.7	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

15.8	No delay or omission by either Party in exercising any right, power or remedy provided by Law or under this Agreement shall affect that right, power or remedy or operate as a waiver of it. The single or partial exercise of any right, power or remedy provided by Law of under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy,

15.9	Subject to clause 7, each Party shall pay its own costs and expenses in relation to the preparation, execution and carrying into effect of this Agreement (including the costs of preparation and/or submission of any filings and/or notifications) provided that the shareholders of Pace shall in no way be liable for any such costs and expenses (whether or not the Acquisition proceeds),

16.	GOVERNING LAW AND JURISDICTION

16.1	This Agreement, and any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, shall be governed by and construed in accordance with English law.

16.2	The courts of England are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any proceeding, suit or action arising out of or in connection with this agreement or the negotiation, existence, validity or enforceability of this agreement (“Proceedings”) shall be brought only in the courts of England.

16.3	Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of England,

16.4	Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of England.

17.	AGENT FOR SERVICE

17.1	Arris irrevocably appoints New Arris to be its agent for the receipt of Service Documents. Arris agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

17.2	if the agent at any time ceases for any reason to act as such, Arris shall appoint a replacement agent having an address for service in England or Wales and shall notify Pace of the name and address of the replacement agent. Failing such appointment and notification, Pace shall be entitled by notice to Arris to appoint a replacement agent to act on behalf of Arris. The provisions of this clause 17 (Agent for service) applying to service on an agent apply equally to service on a replacement agent.

17.3	A copy of any Service Document served on an agent shall be sent by post to Arris. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first set out above.

EXECUTED by Lawrence A. Margolis	)	/s/ Lawrence A. Margolis
acting for and on behalf of ARRIS GROUP, INC.	)

EXECUTED by Lawrence A. Margolis	)	/s/ Lawrence A. Margolis
acting for and on behalf of ARCHIE ACQ LIMITED	)

EXECUTED by Michael V. Pulli	)	/s/ Michael V. Pulli
acting for and on behalf of PACE PLC	)

SCHEDULE 1

2.7 ANNOUNCEMENT

10 SNOW HILL | LONDON | EC1A 2AL

www.traverssmith.com

SCHEDULE 2

PACE SHARE PLANS

PART 1

SHARE PLANS PROPOSALS

Introduction

1.	The Parties agree that the options and awards held by, and those to be granted under, the Perry Share Plans will be dealt with in accordance with the terms set out in this Schedule. For the avoidance of doubt, should the Acquisition proceed by way of an Offer (rather than by way of Scheme), the provisions of this Schedule shall apply as far as possible on the same terms and conditions to such Offer (as applicable).

2.	In this Schedule 2:

2.1	“Share Plans” means:

2.1.1	the Perry plc Deferred Share Plan (the “Deferred Share Plan”);

2.1.2	the Perry Performance Share Plan (the “PSP”);

2.1.3	the Perry International Performance Share Plan (the “IPSP”);

2.1.4	the Perry Unapproved Discretionary Share Option Plan 2005 (the “Unapproved Option Plan”);

2.1.5	the Perry Approved Discretionary Share Option Plan 2005 (the “Approved Option Plan”);

2.1.6	the Perry Sharesave Plan (the “UK Sharesave Plan”); and

2.1.7	the Perry Americas US Sharesave Plan (the “US Sharesave Plan”);

2.2	“Trust” means The Perry plc Employee Benefits Trust;

2.3	“Trustee” means Computershare Trustee (Jersey) Limited in its capacity as the current trustee of the Trust;

2.4	“Appointment Share Award” means the right to acquire 600,000 Perry Shares on 31 May 2015 in accordance with the terms of the historic award made to the Chairman of Perry in 2011;

2.5	“UK Optionholders” shall mean holders of options under the UK Sharesave Plan and/or the Approved Option Plan;

2.6	“US Optionholders” shall mean holders of options under the US Sharesave Plan; and

2.7	“Israeli Awardholders” shall mean holders of options or awards under the Share Plans who are resident in Israel.

3.

3.1	The table set out in Section A of Part 2 of this Schedule details all subsisting options and rights to acquire Perry Shares as at the date of this Agreement (“Existing Awards”), including those that would have vested following the announcement of Perry’s results for 2014, had Perry not then been in a prohibited period (“Deferred Vesting Awards”). It is currently anticipated that all options and awards, except those granted under the Deferred Share Plan, will be satisfied through newly issued Perry Shares;

3.2	The table set out in Section B of Part 2 of this Schedule details the options and rights to acquire Perry Shares that Archie, Perry and the Panel have agreed can be granted shortly following the 2.7 Announcement (“Delayed Awards”), including those under the Deferred Share Plan, that are intended to be satisfied by the Trust using existing Shares (“Delayed Trust Awards”);

3.3	The table set out in Section C of Part 2 of this Schedule contains the most up to date indicative information regarding the options due to be granted on 22 April 2015 under the UK Sharesave Plan and the US Sharesave Plan (“Sharesave Grants”). The Sharesave Grants, once made, shall also be considered to be Existing Awards;

3.4	Perry Shares are due to be issued on or shortly after 31 May 2015 to satisfy the Appointment Share Award;

3.5	Shares are due to be issued in June 2015 to satisfy options over up to 1,529,836 Perry Shares following maturity of the options under the UK Sharesave Plan and the US Sharesave Plan.

4.	Archie hereby acknowledges and agrees that:

4.1	Perry shall be entitled to make the Sharesave Grants (if it has not already done so).

4.2	Perry shall be entitled to make such arrangements as are reasonable in order to effect the grant of the Delayed Awards as soon as possible after the 2.7 Announcement (including, without limitation, recommendations to and arrangements with the Trustee for the funding of the Trust to enable it to satisfy the Delayed Trust Awards through purchased shares and to subscribe at par to satisfy awards under the PSP and IPSP, to the extent called upon to do so).

4.3	The Deferred Vesting Awards will vest upon the 2.7 Announcement being made and, unless otherwise prohibited by law, the Awardholders concerned will not be restricted from selling Perry Shares in order to meet their tax obligations or, save for any person who has given an irrevocable undertaking to vote in favour of the Merger, otherwise.

4.4	The vesting and exercise of rights under the Perry Share Plans are governed by and shall occur in accordance with the rules of the relevant Perry Share Plan, and accordingly are subject in certain respects to the exercise of discretions conferred on the Remuneration Committee of the Board of Perry. There shall be no fetter on the Remuneration Committee’s discretion and accordingly it shall be entitled (but not required) to exercise its discretion to allow the Existing Awards and Delayed Awards to vest in full without pro-rating if in due course it considers this to be appropriate.

4.5	The Perry Shares remaining subject to the Appointment Share Award will vest in full on 31 May 2015, will be issued as soon as practicable thereafter and, unless otherwise prohibited by law, the Chairman will not be restricted from selling Perry Shares in order to meet his tax obligations in accordance with the terms of the Appointment Share Award.

4.6	Perry shall be entitled to issue shares (to the Trustee or to participants as appropriate), and to provide funding to the Trustee to the extent required, in order to give effect to the vesting and/or exercise of the Existing Awards, the Delayed Awards and the Sharesave Grants.

4.7	For the avoidance of doubt, Awardholders are not restricted from exercising options under the Share Plans.

Making the Proposals

5.	Perry undertakes to Archie to co-operate with Archie and use its reasonable endeavours to provide such details to Archie in relation to the Share Plans and agree any amendments required to be made to the Share Plans as Archie reasonably requires in order to formulate and agree with Perry the proposals to be made to the participants in the Share Plans in accordance with Rule 15 of the Takeover Code (the “Proposals”).

6.	The Proposals to optionholders under the UK Sharesave Plan and the US Sharesave Plan will include the ability to either exercise their options on or following the change of control of Perry in accordance with the Sharesave rules or to exchange their Sharesave options for replacement options over shares in New Archie.

7.	Perry and Archie shall use their reasonable endeavours to ensure that:

7.1	where permitted by the rules of the relevant Perry Share Plans:

7.1.1	holders of subsisting options under the Share Plans who are UK Optionholders shall be permitted to exercise their subsisting options at such time as would enable UK Optionholders who hold tax-favoured options to qualify, where possible, for beneficial income tax and National Insurance contributions treatment on exercise of such options;

7.1.2	holders of subsisting options under the Share Plans who are US Optionholders shall be permitted to exercise their subsisting options at such time as would enable US Optionholders who hold tax-favoured options to qualify, where possible, for beneficial income tax and social contributions treatment on exercise of such options;

7.1.3	holders of subsisting options under the Share Plans who are Israeli Optionholders shall be permitted to exercise their subsisting options at such time and in such a manner as would enable Israeli Optionholders who hold tax-favoured options to qualify, where possible, for beneficial tax treatment on exercise of such options;

7.2	holders of Options under the Perry Share Plans who agree to exercise their options conditionally on approval being given at the Sanction Hearing shall be offered a “cashless exercise facility” (structured as an undertaking to pay) whereby any exercise price payable on the exercise of an option (along with any tax and National Insurance contributions or their equivalents in any jurisdiction required to be withheld, see below) will be deducted from the cash consideration due to the option holder under the Scheme and remitted to, or at the direction of Perry to, the relevant tax authority as appropriate.

8.	Perry agrees to recommend to the Trustee that the Trustee will, in priority to the issue of Perry Shares, use the Perry Shares currently comprised in the Trust to satisfy the vesting and/or exercise of options and/or awards under any of the Share Plans which occurs following the date of this agreement.

Documentation and Communications

9.	The Parties shall jointly write to participants in the Perry Share Plans outlining the anticipated effect of the Scheme on their contractual rights and setting out the Proposals. The Parties shall co-operate with each other in preparing this communication.

10.	Perry and Archie agree that the board of directors of Perry shall propose (at the General Meeting) an amendment to the articles of association of Perry by the adoption and inclusion of a new article under which, with effect from the Scheme becoming effective, Perry Shares which are issued after the record date in respect of the Scheme as a result of the exercise or vesting of rights under the Perry Share Plans will, to the extent not otherwise acquired under the Scheme, be transferred to New Archie for the same consideration as is payable to shareholders under the Scheme.

PART 2

AWARD DETAILS

Section A – Existing Awards

Plan	Approved	Unapproved	PSP	IPSP	DSB	UK Sharesave	US Sharesave	AL Appointment Award	Total Award Shares
Total Existing Awards	55,832	2,465,689	2,704,162	3,576,887	1,577,798	1,496,731	419,813	600,000	12,896,912

Section B – Delayed Awards

Plan	PSP	IPSP*	DSB	Total Award Shares
Total 2015 Share Awards	701,325	1,657,500	769,085	3,127,910

*	35,000 Phantom share awards to be made to employees based in Brazil which will be settled in cash. Not included in the above number

Section C – Sharesave Grants

	Exercise Price	Number of Shares
UK Sharesave	275 pence	446,025
US Sharesave	284.07 pence*	243,164

*	$4.24